EXHIBIT  99

For Immediate Release

        Contact:        Wayne S. Charness   (News Media)         401-727-5983
                        Renita E. O'Connell (Investor Relations) 401-727-5401



                  HASBRO ANNOUNCES CONSOLIDATION PROGRAM AND
            ADDITIONAL $500 MILLION SHARE REPURCHASE AUTHORIZATION


     Pawtucket, RI (December 7, 1999) -- Hasbro, Inc.(NYSE:HAS) today announced a Consolidation Program to continue to enhance shareholder value. The Program includes further consolidation of the Company's manufacturing and sourcing activities and product lines, plus streamlining and continued regionalization of marketing, sales, research and development activities worldwide. As a result, in the fourth quarter of 1999 the Company will recognize pre-tax charges of approximately $141 million. Implementation of the consolidation initiatives will begin immediately and will continue into the year 2000.

     "As we transition Hasbro from a toy and game manufacturer to being a leader in children's and family leisure time and entertainment, we must realign our business to support our commitment to technology and game play. They are the keys to our continued growth," said Alan G. Hassenfeld, Chairman and Chief Executive Officer. "We are confident today's program will help us better leverage the revenue growth opportunities of our unmatched portfolio of popular global brands and products," Hassenfeld continued.

     "Our Board of Directors has also authorized an additional $500 million stock repurchase program. This is a clear signal that we believe in our future and our ability to add value for our shareholders, and we will continue to invest in ourselves," Hassenfeld added. This program authorizes repurchases from time to time of Hasbro common stock on the open market or in private transactions, as well as the use of equity derivatives, depending on market conditions and other factors. The new authorization is expected to be utilized over the next few years, after completion of the December 1997 $500 million authorization under which the Company has invested approximately $415 million to repurchase over 16 million shares.

     When the Company releases fourth quarter 1999 results, it expects to report approximately $63 million as a restructuring charge. In addition, approximately $39 million of asset writedowns and $39 million of other charges, all related to discontinued product lines and product lines with reduced expectations, will be reflected in various operating expense lines. Approximately $69 million of the charges will be for non-cash items.
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     The $63 million restructuring charge is expected to generate pre-tax savings of approximately $16 million in the year 2000, and $23 million per year thereafter. The Company expects that 1999 fourth quarter and full-year operating results, prior to the $141 million of charges, will be in line with consensus expectations. Today's announcement should have no impact on consensus expectations for the year 2000.

     "When I joined Hasbro at the beginning of this year, I knew it was a great company with great brands," said Herbert M. Baum, President and Chief Operating Officer. "Today's announcement is all about leveraging those successful brands and further sharpening our bottom-line focus by concentrating on what we do best."

     The Company will continue to consolidate its manufacturing and sourcing activities, resulting primarily in the closure of two manufacturing facilities - in Tijuana, Mexico and Ashford, England. Production from the closed facilities will be shifted to other Hasbro factories and to the Orient. "As we focus on higher-growth businesses like interactive games and smart toys, we must ensure optimal utilization of our facilities to be the low cost provider," Baum explained.

     In sales, marketing, and research and development activities, consolidation will continue worldwide. For example, the Company will continue streamlining aspects of its U.S. Toy business, primarily in the areas of preschool, creative play and girls' toys, to focus on other higher-potential areas. Also, based on the success of the regional management structure implemented during 1998 in Europe, the Company will further consolidate its European sales and marketing activities.

     "Positioning for continued growth and profitability improvement means we must continue to do more with less. These changes unfortunately will eliminate approximately 2,200 positions worldwide, or about 19% of our current workforce, including approximately 1,850 manufacturing positions," Baum explained.

     "Looking ahead to next year, we look forward to introducing the amazing interactive electronic YODA, the continued excitement surrounding FURBY and POKEMON, plus other wonderful trading card games from Wizards of the Coast, and continued growth in interactive games. With these and so many other brands in our unmatched portfolio, Hasbro truly has the power to entertain well into the next century," Hassenfeld concluded.


     Hasbro is a worldwide leader in children's and family leisure time and entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, KENNER, TONKA, ODDZON, SUPER SOAKER, MILTON BRADLEY, PARKER BROTHERS, TIGER, HASBRO INTERACTIVE, MICROPROSE, GALOOB and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

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     Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Consolidation Program or alter the Company's actions and reduce actual results; the company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance by customers and consumers of those products in a competitive product environment; economic conditions, currency fluctuations and government regulation and other actions in the various markets in which the Company operates throughout the world; the inventory policies of retailers, including the continuing trend of concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; the impact of competition on revenues, margins and other aspects of the Company's business; the Company's incurring higher than expected costs to achieve, or not achieving, "Year 2000" readiness with respect to the Company's systems, or the Company's customers, vendors or service providers failing to achieve such readiness; and the risk that anticipated benefits of acquisitions or the Company's Consolidation Program may not occur or be delayed or reduced in their realization. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.


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